Exhibit 99.2

West Pharmaceutical Services To Present at the 2009 UBS Global Healthcare Services Conference

LIONVILLE, Pa., Feb. 2 /PRNewswire-FirstCall/ -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced that Donald E. Morel, Jr., Ph.D., Chairman and Chief Executive Officer, and William Federici, Chief Financial Officer, will be presenting at the 2009 UBS Global Healthcare Services Conference at 12:30 p.m. on February 10, 2009 in New York City.

A copy of the corporate presentation document will be posted on the investor link of the Company's website at www.westpharma.com and the live audio webcast of the presentation will also be available through the website. A replay of the audio portion will be accessible on the Company's website beginning 3 hours after the actual presentation time and will be available until March 10, 2009.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

SOURCE West Pharmaceutical Services, Inc.

CONTACT: Michael A. Anderson, Vice President and Treasurer of West Pharmaceutical Services, Inc., +1-610-594-3345; or Investors and Financial: Evan Smith, or Theresa Kelleher, both of FD, +1-212-850-5600, wst@fd.com, for West Pharmaceutical Services, Inc.